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                                                                    EXHIBIT 99.1


[Reliant Resources, Inc. Logo]




FOR FURTHER INFORMATION:   Sandy Fruhman, Media  (713) 207-3123
                           Dan Hannon, Investors (713) 207-6149


FOR IMMEDIATE RELEASE:     January 7, 2003



RELIANT RESOURCES NAMES NEW BOARD MEMBER


HOUSTON, TX -- Reliant Resources, Inc. (NYSE: RRI) today announced that William
L. Transier, a Houston oil and natural gas executive, has been elected to the company's Board of Directors. Transier fills a newly created position, expanding the company's Board to six members.

"We're honored to have an executive of Bill's caliber serve on our board," said Steve Letbetter, Reliant Resources' chairman and chief executive officer. "Bill has a wealth of business and energy experience, and he is well known and highly regarded in Houston and throughout the oil and gas sector."

Transier serves as executive vice president and chief financial officer for Ocean Energy Inc., Houston. In this role, he oversees the functions associated with corporate treasury, accounting, investor relations, corporate communications, human resources, administration, tax, corporate planning, business development and internal audit. He was named to his current position in 1999, following the merger between Ocean Energy and Seagull Energy Corporation.

Prior to that time, Transier served as executive vice president and chief financial officer for Seagull, and he was part of the leadership team that successfully completed the merger with Ocean Energy. He originally joined Seagull in 1996 as senior vice president and chief financial officer, where he was immediately involved in the initiation and ultimate merger between Seagull and Global Natural Resources.


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Transier began his career in the audit department of KPMG LLP, an international audit and business strategy consulting firm. During his tenure there, his executive positions included partner, Securities and Exchange Commission reviewing partner, and national director for the Energy Practice.

Transier graduated from the University of Texas in Austin with a Bachelor of Business Administration degree and received his Masters in Business Administration from Regis University. He also attended the International Program of Wharton Business School and studied law at the University of Houston Law Center.

He is a director of Cal Dive International. Transier also serves on the boards of the Natural Gas Supply Association, serving as its current chairman, and the Independent Petroleum Association of America (IPAA). His memberships include the IPAA, the American Petroleum Institute, the American Institute of Certified Public Accountants, and the Texas Society of CPAs.

Reliant Resources, based in Houston, Texas, provides electricity and energy services to wholesale and retail customers in the U.S. and Europe, marketing those services under the Reliant Energy brand name. It has more than 21,000 megawatts of power generation capacity in operation, under construction or under contract in the U.S. The company also has nearly 3,500 megawatts of power generation in operation in Western Europe. At the retail level, Reliant Resources provides a complete suite of energy products and services to 1.7 million electricity customers in Texas ranging from residences and small businesses to large commercial, institutional and industrial customers. For more information, visit our web site at www.reliantresources.com.



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